Saia Inc. – Saia – Earnings Conference Call Transcript – 07/28/2023 11:00 AM ET

Company Participants

Doug Col - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Jack Atkins – Stephens

Amit Mehrotra – Deutsche Bank

Chris Wetherbee – Citigroup

Tom Wadewitz – UBS

James Monigan – Wells Fargo

Jordan Alliger – Goldman Sachs

Ken Hoexter – Bank of America

Jon Chappell – Evercore ISI

Eric Morgan – Barclays

Jason Seidl – TD Cowen

Ravi Shanker – Morgan Stanley

Bascome Majors – Susquehanna

Stephanie Moore – Jefferies

Bruce Chan – Stifel

Christopher Kuhn – The Benchmark Company

Tyler Brown – Raymond James

Operator

Hello. My name is Chris, and I'll be your conference operator today. At this time, I'd like to welcome everyone to the Q2 2023 Saia, Inc. Earnings Conference Call. [Operator Instructions] Thank you. Doug Col, Executive Vice President, and Chief Financial Officer, you may begin.

Doug Col

Thanks, Chris. Good morning, everyone. Welcome to Saia's Second Quarter 2023 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I'll now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia's second quarter results. While continuing to manage through an ongoing softer economic environment, I'm proud to present what I view as very solid results produced by our team in the second quarter of 2023. On a bright note, against easing year-over-year comparisons, the pace of volume declines moderated each month as we move through the quarter and have actually turned positive so far in July. We believe changing industry dynamics over the last several weeks have played a role in this. Internally, we monitor our customer satisfaction metrics on a daily basis. For the quarter, our trends continue to progress favorably as customers are increasingly satisfied with our service, both in our legacy facilities, as well as the new facilities opened in the last couple of years. It is gratifying to see our team's commitment reflected in the financial results.

Despite an overall freight environment down compared to the prior year, we saw solid results in the quarter. Total revenue of $694.6 million was down only 6.8% compared to last year's record second quarter revenue, despite 3.8% fewer shipments and with fuel surcharge revenue being down nearly 32%. Our focus on service, pricing and mix of business has been key to offsetting these factors, and our yield, excluding fuel surcharge revenue, improved by 2.7% compared to last year, even with the headwind created by an increase in weight per shipment and a decline in length of haul. We continue to highlight the importance of business mix and freight selectivity and closely monitor our revenue per shipment, a key metric for our team. In the quarter, revenue per shipment, excluding fuel surcharge, increased by 4.8%, benefiting from a 2.2% increase in average weight per shipment.

Industry pricing continues to be resilient in the face of negative tonnage trends, and we saw an average contractual renewal increase of 5.3% in the second quarter. Our second quarter operating ratio of 82.7% deteriorated 230 basis points compared to our operating ratio of 80.4% posted in the second quarter last year. But, again, that was a record quarter for both revenue and OR, and the industrial economy has changed meaningfully since then.

I'll now turn the call over to Doug for more details from our second quarter results.

Doug Col

Thanks, Fritz. Second quarter revenue decreased by $50.9 million to $694.6 million. Yield, excluding fuel surcharge, improved by 2.7%, while yield decreased by 4.8%, including the fuel surcharge. Fuel surcharge revenue decreased by 31.7% and was 15.9% of total revenue compared to 21.7% a year ago. Revenue per shipment ex-fuel surcharge increased 4.8% to $287.90 compared to $274.60 in the second quarter of 2022. Tonnage decreased 1.7% attributable to a 3.8% shipment decline, slightly offset by a 2.2% increase in our average weight per shipment. Our length of haul decreased 2% to 892 miles.

Shifting to the expense side for a few key items in the quarter. Salaries, wages, and benefits increased 5.7% from a combination of our July 2022 wage increase, which averaged 4.3% across our employee base, and also the result of our employee headcount having grown by approximately 1.1% year-over-year to support our network expansion over the last 12 months. Purchased transportation expense decreased by 45.8% compared to the second quarter last year and was 7.2% of total revenue compared to 12.3% in the second quarter of 2022. Truck and rail purchase transportation miles combined were 11.8% of our total linehaul miles in the quarter compared to 19.3% in the second quarter of 2022. Fuel expense decreased by 25.8% in the quarter in spite of company miles increasing 6.6% year-over-year. The decrease in fuel expense was primarily the result of national average diesel prices decreasing by over 28% on a year-over-year basis.

Claims and insurance expense increased by 19.3% year-over-year in the quarter and was up 20.6%, or $2.9 million, sequentially from the first quarter of 2023. The increase reflects a combination of premium cost inflation and some expense related to development on older claims. Depreciation expense of $44.7 million in the quarter was 20.9% higher year-over-year, primarily due to the acquisition of terminals, tractors, and trailers. Our total operating expenses decreased by 4.2% in the quarter and, with the year- over-year revenue decrease of 6.8%, our operating ratio deteriorated to an 82.7% compared to 80.4% a year ago. Our tax rate for the second quarter was 24.7% compared to 24.4% in the second quarter last year, and our diluted earnings per share were $3.42 compared to $4.10 in the second quarter a year ago.

I'll now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Doug. Though below last year's first half results, overall, I'm very pleased with our first half financial results. To operate with an OR in the low to mid-80s at this point in the freight cycle is a testament to the improved operating performance of our team over the last few years. Our customer first focus is yielding tangible results across our organization. A singular focus on the customer is a rallying point for our employees, and it's reflected in the record employee engagement survey we completed recently. With a talented and engaged workforce, the value proposition to our customers continues to grow. A key component of our market share opportunity is to get closer to the customer and give them a chance to choose Saia for their LTL needs more often.

I'm excited about the five new terminals we've managed so far this year, and we're on track to open three to four more by the end of the year. At the same time, we continue to develop the markets around the other 20 plus terminals we've opened over the last two years. Although we're excited about the early success of these locations, we see considerable runway to continue to penetrate those markets. While our pipeline for terminal openings carries us well into 2025 and beyond, keep in mind that a key benefit of our organic expansion strategy is it allows us to go at the pace that suits us. Our business cycle is subject to cyclicality and depending on where we are in the cycle, we may see an opportunity to accelerate or even slow down our terminal expansion activity. Importantly, we have positioned the company to execute on our organic expansions quickly as opportunities become available.

Finally, before opening the call for questions, I would say there's still a lot of uncertainty around the strength of the economy that we faced in the second half and beyond. That uncertainty is heightened for the LTL industry through the current well-documented disruption. At Saia, we've emphasized the importance of the customer and focusing on things that we can control. So, as our industry adjusts to the current disruption and adapts to the evolving economic environment over the coming months, my conviction about the long-term prospects of Saia remains steadfast. Great employees, great service, and a growing footprint are all key to securing our position as a long-term share gainer in our industry.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions] The first question is from Jack Atkins with Stephens.

Jack Atkins

Okay. Great. I guess I'm going to ask the obvious one, would really appreciate maybe if we could get a little update on July tonnage and shipment trends. Doug, I don't know if you want to take that or Fritz. But obviously, I would imagine the first half of the month is different than what you've been seeing over the last week to ten days. So if you could maybe quantify that a bit. I think that would be helpful as well.

Doug Col

Sure, Jack. First of all, congrats on your summer activities. So June, you guys have April and May numbers, we put that out in the early June press release. So the June numbers, our shipments were down 1.8% year-over-year, while tonnage was down 2.2%. So weight per shipment dipped in June by 0.4%. So mid-June, I'd say, we started seeing some lighter-weighted shipments. Some of the activities we were working on over the course of the year and probably some of that already seeing some freight flow into the network from newer customers as well. So that weight per shipment trend started in June. It's continued here in July in terms of lighter weight. So for July month to date through yesterday, shipments were up about 5% and tonnage is up about 2.5%. Again, that average weight per shipment trended down. But it makes sense to us versus what's going on out there.

Jack Atkins

Got it. And then in terms of just what you've been seeing in the last couple of weeks, maybe last week, how does that differ versus the month-to-date trends? And I guess bigger picture for my follow-up question, Fritz, as you're sort of thinking about maintaining high levels of service, it's critically important to the Saia story and your value proposition. With this disruption in the marketplace broadly, like can you walk us through how you and the team are really trying to make sure that you're protecting the network from any disruption from all this?

Fritz Holzgrefe

Yes, good questions. What I would say is that, first off, July 3rd is sort of the hanging holiday right before the Fourth, that was a Monday, if you recall. So that was a little bit of a lighter shipment day, that was a bit challenging from a cost perspective and such. And so that first week of July was sort of holiday impacted, but it is every year. And I think we've seen the business levels trend more favorably up in the last 2 weeks. So that's been a positive trend. I think it's been a big contributor to what we're seeing so far in our results in July. But I think the key thing for us is that focus on customer and maintaining the service levels, picking up the freight, managing our freight or managing our customer base to make sure we understand what it is we're picking up, what the requirements are, can we execute on that and significantly making sure that the economics work with this.

So we feel very strongly that we've got a tremendous service offering. So it is critical to us to maintain that service offering. And it's also critical to us to make sure that we're compensated appropriately for that high level of service. Customers, this is a unique opportunity in a disruptive time that we can show customers, "Hey, this is what you get with Saia." That's differentiated, high level of service. And we think that if we execute on that well, we can hang on to this or the share will come to us over time. It's really been our long-term strategy and maybe the disruption here in the last couple of weeks has helped us accelerate that a bit. But we'll see how it plays out. There's a lot that still could change here in the next number of weeks. But our focus on customer first, I think, is going to lead us through this.

Operator

The next question is from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

I guess maybe I'll just ask a quick one on the operating ratio as you move from 2Q to 3Q. I know you guys probably have a wage increase in the third quarter that maybe pulls the line, but you've obviously got some momentum on volume. Doug, if you can just talk about OR expectations in 3Q? And then, Fritz, what is what's happening at Yellow do to like the overall price of the book of business, as you guys see contract rate renewals. I know you talked about 5% last quarter. But does this give you an opportunity to kind of accelerate the narrowing of that revenue per bill to peers that you've been so focused on? And just trying to think what the pricing opportunity is on the existing book of business.

Doug Col

Sure. I'll take that first one Amit. So yes, you're right, July is kind of annually our time we think about wage increases and things like that. So that's taken place. The average, we'll call it, right around 4.5% across the workforce. And historically, I mean, if I'm just thinking about the last five years, you've got to take out the 2020 COVID year, Q2 to Q3 doesn't make sense. 2021 was a pretty unique year in the back half as we really saw an opportunity to work on some things and improve things around accessorials and all. We took a really big step up there. And there's still opportunity there. We're still grinding that out each quarter, but that was kind of a unique quarter. But if I look at the other quarters, it's usually meant something like a mid-100 bps kind of deterioration. So I think, look, we've got one month and, like Fritz said, a lot of uncertainty on the top line, certainly over the next few weeks. But with a month under our belt, 100 to 150 basis points in our view, Q2 to Q3 would be pretty solid work. So like I said, we're less than a month in our belt, that's what we're comfortable with.

Fritz Holzgrefe

Yes. Just, Amit, to answer your question regarding pricing environment. I think that if under the current sort of disruption, if you have a low price competitor exit the market, I think that the first thing is that customers, as that gets shifted around, customers that have service expectations naturally would gravitate towards Saia, because we're doing a great job. For us, it doubles down our responsibility to make sure we're paid for that high level of service, capturing those charges. I think the customer gets a lot of value for that, so we have to be very diligent around that. I think what will happen over time in the industry, I keep seeing the discipline across the space and that probably continues. To the extent that the underlying cost in this business remain inflationary, those factors are still key to all operators, not just Saia. And be paid for those investments. As we look for ways to continue to close the gap to make sure we're getting paid at market or above market because of the service levels, I think that's an opportunity we have to continue to push for and drive for. The environment with this disruption that's there now, maybe that helps us. People will have the opportunity to experience what great service is.

Amit Mehrotra

Just as a follow up, very big picture Fritz, over the last five years, the fundamental performance has been so great and obviously the equity value of the company has responded accordingly. If there are people that are new to Saia today, new to the stock, new to the company, new to you guys, what would you frame the three, four, five year opportunity to be from a revenue perspective, from a margin perspective because you guys have accomplished a lot, but you talked about the runway. I was hoping you can kind of like help us crystallize that a little bit in terms of what you think the opportunity is?

Fritz Holzgrefe

Amit, I think the opportunity for Saia is significant. And I think if somebody studies the industry and you study what the margin opportunities are, what best-in-class looks like, and you look at our progress over the last couple of years, and you look at our performance through a bit of a slower part of the freight cycle right now, we're able to operate in the sort of low 80's OR. That's a significant executional accomplishment for Saia.

Now, I think in a market where maybe we see a little bit more economic growth, I think the opportunity for Saia to grow this business well into the 70's OR, is meaningful. I mean it's something within our reach, and what's critical to that, and I mean we talked about this all the time, it's about taking care of the customer. Customers got to get what they need from Saia. And when those customers get that, they understand what that value is. That helps our pricing story that helps us close our pricing gap versus the larger players in the industry, and I don't see any impediment to us getting into the mid-70's OR or better. And we're excited about that opportunity.

Doug Col

Amit, just to close the loop. I know you know this, and I know what you're asking, but just for everybody on the call to be clear, Q2 to Q3 OR usually deteriorates a little bit primarily because of that wage increase we discussed. So when I said 100 to 150 basis points Q2 to Q3, that's a degradation in OR. So thanks, Amit. We've got to get on to the next one.

Operator

The next question is from Chris Wetherbee with Citi.

Chris Wetherbee

I just want to pick up on the shipment comments that you were making about the month of July. Just maybe if you could get a little bit more granular, it seems like with the run rate or the acceleration you saw somewhere in the 1,000 to 2,000 shipments per day type of level. Just wanted to get a sense of maybe what the exit rate was here in the month of July. So we can get a sense of what the sort of market inflection might be looking like?

Doug Col

Like Fritz said, I mean, really, the last couple of weeks looks a lot different than the first couple of weeks of July. But normally, seasonally, we see a little bit of a step down from June and July. And obviously, that hasn't been the case this month, but it's hard to parse everything out. The last week of the month should be better and it was. And then you've got some freight going on out there that's coming into us new. So it's been a meaningful step up, but probably have to wait until you get the full month trends in early September before we really care to say any more on it.

Chris Wetherbee

Okay. That's helpful. And then when you think about facility openings and obviously the potential for some assets maybe to be available, I guess, as you look out into the back half of the year, can you give us a sense of what your plans are? Do you have 3Q plans that are specific that you can run through and maybe what the opportunity could be from a footprint expansion standpoint?

Fritz Holzgrefe

Yes. It's early to make the call on what the real big opportunity could be. Just three to four, I will give you a little bit of color. The three to four that we're opening the balance of the year, two of those were ones that became available to us in the last few months. So this is a pretty fluid environment that we're in, where the assets become available. We feel really good about our ability to identify, purchase facilities, close them, get them into our system. So if more opportunities were to become available, and I think we can move on those pretty quickly. I think we can integrate those opportunities into our network pretty quickly. I would suspect if there were an influx of real estate that became available in the second half of the year, likely wouldn't get into the system, if you will, this year, probably turns into next year assets.

And the other thing I would point out is that as we look at our pipeline of opportunities going forward, we have a number of pins on the map, if you will, that we have identified that maybe it's an opportunity. But if new assets become available, we may switch to something else that gets us into the market sooner or we may have to pause and say, well, we want access to a piece of property or a location that is kind of going through transition. It may take us longer to get there just simply because of administrative challenges or seller challenges, whatever that might be. But I think that what's important to take away out of this is that we have the ability to operate pretty quickly around identifying facilities, opening them, getting them in line with Saia culture and service pretty well. That's a core competency for us.

Operator

The next question is from Tom Wadewitz with UBS.

Tom Wadewitz

Yes. Wanted to see, Fritz, if you could offer a little bit of more perspective on how you think this transition and the disruption takes place. Do you think that some of this flows through brokers and it's kind of a we got to get the freight covered quickly, but then what flow-through could shift around again? Or do you think it's really important to lock in these shipments and then they'll kind of be sticky with you and you can maybe show the service and price up a bit over time? I guess the other piece within that is if we assume this was less service-sensitive freight, ,can you just price it where you want to? Or how does that work? I think the assumption is the Yellow freight would have been less service sensitive. So I guess that's a couple of elements, but just trying to understand how you think about that process of freight coming in and the quality of freight.

Fritz Holzgrefe

Yes. So I think what we've mentioned earlier that as we're thinking about revenue for the balance of the quarter. There could be a little bit of a flux there that displaced freight or disruption kind of plays out because, listen, our view of this is, certainly, there are accounts that we have today that have approved several LTL providers in that mix. So if one of the providers exit, certainly that freight gets distributed around to others. And that's an opportunity for us to have some pickup economies and opportunity to provide that service to customers and sell and earn that business, and keep that business. So those are certainly possible.

There is also a fair amount of that business that has gone through 3PLs and brokerage opportunities. To the extent that those make sense for us, maybe that's something that stays with us. So it's really important for us in this time to find that freight that makes the most sense for Saia. And we're not in the market to chase volume, we're in the market to find profitability and to drive returns. And I think that that will be our focus. And I think what you would see is that as we pick up freight, if we think it makes sense over time, we'll keep it. If we think we need to make adjustments to the rate or make sure that we get all the accessorial charges that are required, we'll do that. And if that works, I think that benefits us over time.

Tom Wadewitz

Right. Okay. I appreciate that. And I guess the second question would be, it seems from a balance sheet perspective, you have very little debt. You've got a lot of cash. That's despite having a pretty strong CapEx program this year. I'm wondering if you said, well, okay, the '24, just a bunch of attractive terminals, and we really got to hit the gas on this. Would you consider kind of ramping up further and issuing debt to kind of go beyond what your strong cash generation allows or how aggressive could you be in terms of being opportunistic on terminals, maybe in '24, not necessarily '23?

Fritz Holzgrefe

Tom, that's a great point you bring up. I mean listen, this balance sheet is positioned to grow, right? So we generate a fair amount of cash. We have a cash position right now. The idea with that is to provide us sufficient powder, if you will, to accelerate our growth if we see that opportunity. So if the opportunity was attractive enough that it perhaps warranted leverage, we'd certainly consider that. But at the same time, we're generating cash. We found that we've been able to fund and find facilities, and build facilities, frankly, out of our cash generation. What we have right now is really an eye to not only the real estate that we have to purchase but also the equipment that we have to supplement our fleet to be able to match that with growth.

Operator

The next question is from James Monigan with Wells Fargo.

James Monigan

Just actually wanted to sort of talk about some of the volume trends you called out. Any idea how much of that might have been cyclical or what is essentially more of the market-driven part of it with Yellow? And then also, as we sort of think through reallocation of share from Yellow, it's been a source of share over the past decade and a half. As we think past it, do you think that the LTL environment will have to slow its growth a little bit, given that there will be that source of share? Or are there still sort of opportunities in modal share or other weaker competitors where volume growth can continue to grow at an impressive rate?

Doug Col

Yes. I mean the current environment in terms of the competitive landscape certainly fuels this pickup we've seen. There's no question. I mean we've got some internal Saia focused opportunities this year that we think we're starting to materialize in terms of new customers, some different verticals, and we think we're starting to get a foothold. Remember, we've opened 22 terminals in the last three years, and some of those in middle markets where we've had selling initiatives that we're gaining traction on. So we'd like to think some of our initiatives are starting to fuel the volume we're seeing and kind of offset some of that cyclicality you mentioned. But in terms of green shoots and the economic backdrop we were seeing over the last couple of months, I mean, we haven't been calling out any bright spots on the underlying industrial economy.

Now going forward, in terms of how LTL is positioned, we think LTL stands to benefit really over some of the supply chain trends over the next decade and beyond, as you think about near-shoring and what that might mean and more cross-border moves with Mexico and even Canada and the role LTL plays in smaller, more frequent shipments. We think that bodes well. We think LTL is well-positioned to continue to benefit from the growth of residential deliveries and final mile activities, as consumers have gotten more and more comfortable ordering things online instead of visiting brick and mortar retail, for example. Some of those things are heavier-weighted and beyond what a parcel carrier can do. So LTL ends up playing a role in that. So I think we're well positioned secularly to participate. But in terms of the immediate kind of economic backdrop, we weren't calling out any green shoots.

Fritz Holzgrefe

I think to add to Doug's comments, if you looked at our relative performance versus our peers and the rest of the space in the last quarters or year, you've seen that we've been in a position where our service is differentiated, and our performance, we probably outperformed some of our peers from shipment and tonnage perspective. And I think that momentum, going forward, is a significant part of what will drive our success. So I think that that's an important distinction as well.

Operator

The next question is from Jordan Alliger with Goldman Sachs.

Jordan Alliger

Sort of, I guess, a couple of questions. One, I was wondering if you could maybe give some sense for how your yield ex-fuel looked as we move through the quarter and how it feels in July, maybe even especially with that step-up in volume? That would be the first question.

Doug Col

Yes. In terms of yield, I mean, as the weight per shipment came down, there was kind of a positive tailwind, call it, like later in June, when we started seeing that and on here into July. Now the weight per shipment coming down, it's a negative, right, to revenue per shipment. So we have to keep an eye on that and make sure that we're getting properly concentrated. But so much of that yield is mix related and that could be weight and length of haul, but it can also be geography and direction the freight is moving and all. So a lot of things flow into yield. But like Fritz said, I mean, what we think about is the pricing environment, and that's remained good. And is the yield up as much as the GRI or as our contractual renewals are running? No, but pricing is positive, and that's what we're bringing to the bottom line. So yes, I'd say you got to watch that weight per shipment, for example, if that continues to trend negative in the quarter like we've seen in July, that helps your reported yield.

Jordan Alliger

Right. And then sort of the second question is, you mentioned sort of the normal degradation on OR 2Q to 3Q. But just curious, I would think there's a chance for to do potentially a decent amount better as there's this sudden volume step-up, and I imagine at least some floor on price given potentially uplift in prices, maybe as a competitor kind of goes away. So curious your thoughts on the variability around that normal OR trajectory?

Fritz Holzgrefe

Yes. That's a fair point. I think one of the things is that we're pretty early into this. But certainly, there's a path to beat that, right? I mean if we continue our core execution, continue to manage mix, keep our costs in line. I certainly think there's an opportunity we can beat that. Our shipments and tonnage trends, we kind of keep that in perspective in the right place. I feel pretty good that we could. On the other hand, because it's a period of disruption, we've got to be real careful about what the mix of business looks like and what the relative profitability of any freight that we pick up or new customers are. That's pretty significant to our value proposition is that we match those customers to understand what that service level is and what that means from a pricing perspective. So yes, I think there's a possibility we can beat it, we still got to go execute.

Operator

The next question is from Ken Hoexter with Bank of America.

Ken Hoexter

Congrats on great results and working through this process here. Do you still feel like you have 20% excess capacity? Is that kind of after adding the five service centers and looking to add more? Maybe just talk about the capacity ability to grow here?

Fritz Holzgrefe

All right. If we think about it right now, we've probably got around 15% capacity across the entire network. And Ken, I think what's important to focus on there because of where we are in our network maturity. There are some facilities in there that might be at lower capacity levels. And we've got some that have been opened in the last two years, that may have 60% capacity. So the opportunity right now for us is to continue to fully utilize the facilities that we've got in place that we've invested in. And that's a great opportunity for us to differentiate in a market and find that new customer. So that's there for us.

And then in the larger areas in the network where we're fully utilizing those assets or approaching full utilization, we've got investments in place that we'll upgrade some of those facilities even this year. So we feel pretty good about where we are in a disrupted environment like this, the challenge, and this is not unlike what we've experienced over the last several years, which is that you don't always know where the freight is going to come from. So if I give you that network capacity number, that's an average across a bunch. And in some places, we might say, you know what, we're going to have to manage the capacity and other places will say let's go get the freight.

Ken Hoexter

So I guess I want to follow up on an earlier question, right, which is really some business gets assigned right away. And maybe from your experience and how long does it really take to settle in, right? Because there's this chaos that needs to be assigned right away and then freight gets distributed? And maybe talk about how much business is on, I don't know, multi-year contracts versus how quick you can move that pricing in the base?

Fritz Holzgrefe

Yes. So there are obviously existing customers and everybody in our book, I mean, by and large, everybody is on a one year sort of pricing agreement. So I think that we've got to make sure that the pricing that's in place, we feel good about it. But as we pick up the revenue on an account, we may not have had the account earlier or a larger percentage of the business because we didn't have the pricing that was maybe attractive to the customer. Now that they shift the freight to us, that's our pricing, and we're satisfied with it. So the other piece, and that's probably more like the national account type business. But then the new customer or the customer we've done little business with or maybe we've opened up new lanes with a customer, those are the ones that you've got to keep an eye on to make sure you understand what the freight characteristics look like, what freight you're handling, what that customer looks like. And in that case, you might manage that out or try to manage it differently in the short term. So I think as we go through, as the industry goes through a settling process around this disruption and freight kind of moves around at the other competitors or to us, I think you'll see a fair amount of, I don't know if I'd say churn, but it's a movement over the next several weeks.

Operator

The next question is from Jon Chappell with Evercore ISI.

Jon Chappell

Fritz, to your answer for the previous question about capacity being different in different locations. Most of these new terminals that you brought on, there's been a lot of them haven't been running at the profitability of the entirety of the network, and there was a thought process that over time, it would ramp to that. Does this, what's going on in the market today, accelerate kind of the marking-to-market of profitability across the new terminals? Or is it completely dependent on the geographic mix of the freight?

Fritz Holzgrefe

Listen, it is dependent on both. But the fact of the matter is that the opportunity to grow the business more on an accelerated pace right now. That helps us drive leveraging those investments, building the density around our linehaul network or pickup economies, all those sorts of things. So yes, I think additional well-managed growth here is potentially a real adder for us.

Jon Chappell

Okay. And then my second one, kind of mixing the short term with the long term, the word disruption has been thrown around a lot. I'd imagine you're going to flex PT as you get this acceleration of shipments.

But as you think about more permanent resourcing, whether that be headcount, equipment, et cetera, how are you thinking about what's been happening over the last couple of weeks and how you're investing above and beyond just the terminal expansion that's been on the radar for some time?

Fritz Holzgrefe

Yes. So this is where I think that our ability to manage our linehaul costs is important. It's an advantage for us.

We feel pretty good and very comfortable flexing our PT up and down as we need to, to meet the service requirements of our customers. If you followed us over the last couple of quarters, you saw us in-source as many miles as we could as we saw volume declines in the sort of Q3, Q4, into Q1 period. And now as you ramp back more in a growth mode, you've got to be able to scale that linehaul network.

And that means you've got to fully utilize the drivers that you have. You've got to add drivers in markets because now if we're at these growth rates with these new markets, we have the opportunity to scale that and add drivers. So that's good. But in the interim, we're going to meet service where we need to utilizing our purchased transportation partners. But the key part of that model is it's got to make sense to meeting customer expectations, and it's got to be cost effective. And we put those two things together, we feel pretty good with our ability to flex up and then we'll continue to supplement that with adding more of our own drivers.

Operator

The next question is from Eric Morgan with Barclays.

Eric Morgan

I wanted to come back to your comment on closing the pricing gap to the peer group. Just curious how big of a focus that is for you right now? And can some of this disruption going on, be a catalyst to get there, to parity faster, than you might have thought otherwise? Not saying really near term or anything more as the dust settles. Is that an opportunity? Or is it going to be kind of a steady approach over time?

Fritz Holzgrefe

Well, listen, we think about the service that we provide to our customers on a daily basis. And as a result, we think about making sure that we get paid for that service on a daily basis. Now if you're following us closely, we know that we have our organic expansion that's going on. We're adding terminals, which is really about providing higher levels of service to our customer, moving closer to the customer, hitting those touch points and those pick up and delivery times that are important to the customer and making their transit times. When you do all that, you have the opportunity to get paid for it.

And as we continue to grow, we become closer and closer to our larger national peers. We see what their average revenue per bill is and we look at our service levels, we know what it looks like with the competition. So the opportunity for us to continue to drive closing that gap, it's critical. I mean that's part of the value proposition of what we're doing. So if anything in this environment, I would expect that we'll double down on that effort. I would expect our peers would also do that. And I think the environment will continue with what we've seen here in the last number of quarters, even as things have slowed down, we've seen the discipline around the competitive set around pricing, and I think that's important.

Operator

The next question is from Jason Seidl with TD Cowen.

Jason Seidl

Doug, I wanted to make sure I understood what you said about the OR on a sequential basis. You're coming up to 100 to 150 basis points of degradation. That is the typical OR that you see? Or that's what you guys are assuming? And if that's the assumption, does that include more freight from a Yellow bankruptcy?

Doug Col

It's pretty typical. Like I said, if you go back and you want an average, you got to start taking a couple of things out. So that's what we tried to do. I think the math of it says it's been 150 to 200 worse if you adjust and take out the COVID year in '21. But just based on what we've seen in July, we have very little clarity on where this goes over the next few weeks actually. But based on what we've seen, we think we can do that, so maybe 100 to 150 basis points make sense. I mean, maybe it's a little better than the historical average. But like I said, that average is kind of our math because we take out a couple of things. But we know the wage increase has been in place.

We're starting to use some driver hiring bonuses again, we haven't used in a few quarters. So factoring in what we know now month-to-date in July, we think 100 to 150 basis points is doable, given what happens on revenue is still not clear to us.

Jason Seidl

Okay. I appreciate the clarification. And a follow-up on pricing. We were hearing back in June that LTL carriers were sort of pushing off some of the negotiations with customers based on the fact that they thought there could be an issue with Yellow. Was this the case? And has that born any fruits on pushback?

Fritz Holzgrefe

We weren't pushing anything back. I mean, listen, our view of this is that we've got to get the pricing in place. There may be some anecdotes out there, but we haven't seen anything like that. I know that there are customers that maybe saw some of the disruption, and were looking to secure their capacity. And certainly, we were a part of that and, to the extent that it made sense for us, we negotiated those opportunities.

Operator

The next question is from Ravi Shanker with Morgan Stanley.

Ravi Shanker

Doug and Fritz, obviously, this is a potentially fairly large business opportunity for everybody and maybe kind of jump ball right now. Obviously, you guys are staying pretty disciplined on your price and returns, but are you seeing any other players in the space who are fairly aggressively going after this business? Or do you think everyone is sort of waiting for it to settle in?

Fritz Holzgrefe

Yes. I don't have a call out there for you. I would tell you that I think there's probably still early innings on how things shake out. But I think one thing is fundamental for all LTL providers regardless of where the position in the market. This is an inflationary business and volume does not generate incremental return unless you get the appropriate pricing with it. I think we've seen how the industry has played out over the last few quarters as volumes have declined. You see a lot of discipline around that. And I think it's because of the underlying sort of base of the business. So I don't anticipate any price led sort of volume chase, if you will.

Ravi Shanker

Got it. And maybe kind of switching gears and talking about the cycle. You guys have then hinted that you're not seeing too much out there in terms of just cyclical improvement. Can you just give us some goal posts, like what are you going to be looking for? What are your customers telling you in terms of inventory level? When do you think the pure cycle-driven core business grows as well?

Fritz Holzgrefe

Well, I think the underlying growth that we have in our business before the last few weeks has been on our own competitive differentiation. So I think that's been positive. I think that as we look at the more sort of macro indicators that are out there, I think the GDP numbers look probably favorable right now. And I think if we see that develop in the second half of the year, I think that's probably the green shoots that folks are looking for. I think that our customer set, we don't hear anything particularly new one way or the other. It's more of, sort of, a tempered environment. I don't think it's a recessionary environment or anything like that. I think it's just a tempered environment versus the prior year, kind of where we were. So I don't think we have anything new to report there, but I think as the second half develops, I mean, if we keep the recent sort of economic trends, I think it's positive.

Operator

The next question is from Bascome Majors with Susquehanna.

Bascome Majors

Fritz, Doug, you've probably spoken about Yellow situation with investors in every meeting since the beginning of June. You've heard what we're asking on conference calls this quarter, both within LTL and outside of it. I'm curious from your perspective, what is the investment community getting right on how this situation could and may impact your business? And are there places where we're kind of missing the forest for the trees on short-term, midterm, long-term impacts from the way you see it?

Fritz Holzgrefe

Well, I think at the highest level in the industry, when you have a potential top three player exiting, potentially, I'm still waiting for the final kind of verdict there, but I think that, obviously, that freight is going to go elsewhere in the business, and it's going to find its way not necessarily evenly to everybody. It's going to match the service requirement of the customer. And I think maybe there's a player that's got a lower service level, then maybe they take an outsized percentage of that business potentially. Maybe it displaces a customer that has a bit higher expectation around service and then that kind of makes its way around to other players in the market. But I think generally, people understand that if you disrupt the large player, it's going to get redistributed in the industry. I think the key thing to understand is that whatever the fundamental value proposition is of the remaining players, I think that that will match to where the freight ends up. And I think for Saia, I think the fundamentals for Saia are quite straightforward. We have an opportunity to continue to maintain high levels of service, continue to get the pricing and margin structure right in the business, there's a significant growth opportunity for us. In this environment, there's probably an opportunity for us to grow at a bit faster rate than what we have been.

Bascome Majors

You've been so adamant in mentioning service and revenue quality in all of your answers to the situation. I mean is the message that you'd probably rather take less than more of your pro rata share initially and hope some of that comes back when they're not satisfied with the service they're getting at BrandX. Is that really what we should take away here?

Fritz Holzgrefe

I think that if you followed Saia over time, I think the fundamentals of our business, we have never been one in our business to chase market share or volume. Our focuses have been on generating returns in this business. And so we talk a lot internally around how we're managing profitability. So this is exactly the same sort of scenario, maintain that high level of service. Customers that expect that will be willing to pay for that service. And that's the winning proposition for us. So it's not necessarily who can get to be biggest, fastest. It's about generating those returns. And it's pretty apparent when you look at the other sort of public peers that are out there, you see what that level of performance looks like and that there's no reason for us not to try to pursue that. And that's where we think the big value is in our business.

Operator

The next question is from Stephanie Moore with Jefferies.

Stephanie Moore

Thank you. I wanted to touch on actually the OR performance for the second quarter. I was hoping that maybe you could give a little bit more color on just the - I think just given the weak top line environment, and it certainly exceeded our expectations, but I think a little bit better than you probably called out back in 1Q, too with the performance falling more in line with the historical seasonal average. So maybe you can touch a little bit on the dynamics or levers that you guys pulled or what happened to kind of be more in line with seasonal trends despite what kind of continues to be a weak top line?

Doug Col

Yes. I mean I'd say primarily, we're really pleased with how we, to the extent we could, how we controlled mix and revenue per shipment came in real positive. The ex-fuel revenue per shipment number up 4.8% in the quarter was really solid. I think we had a solid May and then like I said, the back half of June, you normally get that month end, quarter end kind of step up, but it was solid and we might not have baked that into our expectations. So to the extent that you got some more of that volume and from more shipments that pick up from customers, things like that, give you some opportunities to be a little more productive and you get some cost economies in the network when you do things like that. So you get some favorability here and there on some things. But I think it primarily was just probably a little bit better activity and operational success than we might have seen four weeks into the quarter.

Stephanie Moore

Great. That's helpful. And then just a quick follow-up. You talked a lot today just about the ability to be opportunistic with terminal expansion here in the coming months. Any change in strategy or opportunity between your decisions to lease or buy additional terminals?

Fritz Holzgrefe

No. Our first priority is if we find a market that we want to be in or an opportunity we would like to own in, if it's a strategic facility, it's got maybe a 10-year life, we think about volume trends over 10 years when we make a decision to buy an asset. If, for whatever reason, we can't buy the asset, there's an opportunity to get an attractive lease, we're willing to do that. It's not our preference, but if we're willing to do that. And an attractive lease would be something that we've got a view as to what the longer term costs are, and we can kind of build a business around it. But strategic assets, for sure, we want to buy those. Maybe one is in an end-of-line market, maybe it's not available for sale, the investor would like to hold on to it. In that case, we're fine with a lease so long as the economics work.

Operator

The next question is from Bruce Chan with Stifel.

Bruce Chan

Congrats on the results here. Just want to follow up on an earlier comment where you mentioned the national accounts business. And I'm just curious on that topic. Are you seeing any more, I guess, early activity or early demand on the national account side, on the field account side or the 3PL side? Or has it all been pretty balanced so far?

Fritz Holzgrefe

I think that a little bit of color there is if we're in an account that maybe we share across multiple providers, we saw that volume come maybe a little bit sooner. If it's a field account, maybe those accounts don't have multiple providers. I think we're probably still seeing where that's going to develop. So it's still early on that. It's rolling two weeks or three weeks into this.

Bruce Chan

Okay. That makes a lot of sense. But when everything kind of settles out and the dust clears, you wouldn't expect any outsized share gain in any one of those categories necessarily.

Fritz Holzgrefe

It's way too early for me to make a call on something like that.

Bruce Chan

Okay. Fair enough. And then just a quick follow-up here. You brought up the near-shoring opportunity and you also talked about planning for 10-year volume trends. As we think about near-shoring and potential expansion beyond your current plan, can you talk about maybe what kind of cross-border presence you have and whether there's any appetite to ramp that up?

Fritz Holzgrefe

We do have a cross-border presence. It's particularly south. It's smaller than we'd like. I think over time, there's an opportunity for us to grow that as part of the long-term strategy for sure.

Operator

The next question is from Christopher Kuhn with Benchmark Company.

Christopher Kuhn

Doug, you and I have talked about your focus on increasing weight revenue per shipment, some of this newer volume is lower weight and lower revenue per shipment. So how do you balance that with sort of your longer-term strategy and your ability to manage profitability?

Doug Col

Yes. I mean, our weight is still up quite a bit over the last couple of years. And like you said, I mean, some of that was really driven by a focus on that good industrial weighted freight, as we call it. But we increasingly have national account customers that may be in retail, for example, that see the quality and the service we provide with maybe some limited choices on folks that can handle increasing volumes with that kind of service. They're asking us to do more and more for them. And sometimes that's lighter-weighted shipments. So it's not that it's dramatically lighter weighted in terms of moving the average. But like Fritz said, I mean, we're going to haul the business for them, but it needs to be at the appropriate rate. So I don't think weight in itself is the sole factor in that negotiation. It's the mix of business, it's the volume you get when you show up to pick up a shipment, if they're lighter weight, but you can get two or three of them, that's usually pretty good business. So a lot of things factor into it.

Operator

The next question is from Tyler Brown with Raymond James.

Tyler Brown

Fritz, curious on what the labor markets look like right now? How tight are they? And then given all the work that you've done from a cultural perspective over the last couple of years, how do you feel as an employer of choice? And do you think you can add human capital quickly?

Fritz Holzgrefe

Yes. Good question, Tyler. I think, certainly, the labor market around drivers and such is competitive. And I don't know that that's changed. The demographics aren't necessarily in our favor. But, I would tell you that I think one of the things that Saia has done a pretty good job of over the last several years is that the success kind of compounds a little bit and people see kind of what the opportunity is and what our trajectory is. So around being able to recruit people, that's been helpful. We've also made a pretty substantial investment in our human resources and recruiting effort and really sought to professionalize that and to give us the opportunity to scale the business, and those have been important investments.

And then the key thing is that, throughout all this, employees want to be able to see, we can talk about values and those sorts of things, but they want to see values in action. And I think we've done a good job with that, and that's helped us in the recruiting front. People know what they're going to get when they come here. And I think that that's been positive.

And I think that's going to help us through. This will be a challenging time as we grow volume through this disruption, being able to replicate that is going to be important.

Tyler Brown

Yes, absolutely. It's been a good story. But real quick, you kind of touched on this, and this is a bit of a technical question. But again, you guys have put so much work into the network and linehaul design over the last couple of years. I'm just curious how much flexibility you and Patrick Sugar think there really is if market conditions change quickly. You mentioned excess capacity in some markets, tightness in others. Do you feel like you can tack and maybe add breaks and less, like, call it, traditional markets? Basically, what I'm asking is can you create additional capacity maybe with what you have if you supplement that with PT, at least in the near term?

Fritz Holzgrefe

Absolutely. I mean, we absolutely are doing that as we speak. So this is where I think this is a little bit of the Saia secret sauce here. Our line-haul team and we know how to scale this. We know how to place the PT. We know how to schedule this. The advanced sort of data analytics we put in place to be able to handle this. Hey, this is challenging for that team, but it's well within our toolset to be able to adapt to this. I mean there was a time five, six, seven years ago, where if you had an event like this happened, I don't think we'd be able to operate through it. And as you saw during the pandemic and even all the way through now, our ability to adjust up and down and match what demand patterns is, that's allowed us to be successful and meet those customer expectations. So I think that that's what's going to help us get through this. So I'm excited about us deploying those skills and kind of adapting our linehaul network to our customers' needs.

Operator

We have no further questions. At this time, we'll turn it back to the presenters for any closing remarks.

Fritz Holzgrefe

Terrific. Thank you, everyone, for calling in and taking the opportunity to hear about the Saia story. We're really excited about the next couple of chapters in this story and look forward to giving everybody an update at the end of the next quarter. Thank you.

Operator

This concludes today's conference call. You may now disconnect.